                                                                   Exhibit 99.3

                           Greene County Savings Bank
                           425 Main and Church Streets
                            Catskill, New York 12414
                                 (518) 943-3700

                                                                __________, 1998

Dear Depositor:

         On behalf of the Board of Trustees and management of Greene County Savings Bank (the "Bank"), I cordially invite you to a Special Meeting of Depositors to vote on the Greene County Savings Bank Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Plan"). The Board of Trustees of the Bank believes that the Plan is in the best interests of the Bank and its depositors, and urges you to vote FOR the proposal. For a discussion of the reasons why the Board of Trustees recommends that you vote FOR the proposal, please refer to the enclosed Proxy Statement and Prospectus.

         Pursuant to the Plan, we will reorganize into what we call a "two-tier" mutual holding company structure. We call it a two-tier structure because we will have two levels of holding companies--a "mid-tier" stock holding company and a "top-tier" mutual holding company. Under the terms of the Plan (i) we will form Greene County Bancorp, Inc. as a Delaware corporation (the "Company"); (ii) we will form Greene County Bancorp, MHC, as a New York mutual holding company (the "Mutual Company"); (iii) we will reorganize the Bank into a capital stock bank (the "Stock Bank") and issue 100% of our to-be outstanding common stock to the Company; and (iv) the Company will issue shares of Common Stock to depositors and the public and the Mutual Company. The Mutual Company will be regulated by the New York State Banking Department and the Board of Governors of the Federal Reserve System. After the consummation of the Reorganization, the Stock Bank will be named The Bank of Greene County.

         The Reorganization will not affect any deposit accounts or borrower relationships that you may have with the Bank. As part of the Plan, all deposit accounts in the Bank will become deposit accounts in the Stock Bank and will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") on the same terms up to the applicable limits of insurance coverage. All loans of the Bank will become loans held by the Stock Bank, and will retain the same status after the mutual holding company reorganization as they had prior to the Reorganization.

         Each depositor of the Bank, as of the close of business on September 30, 1998, is entitled to cast one vote for each $100, or fraction thereof, of deposits in the Bank on that date, up to a maximum of 1,000 votes per depositor.

         The principal purpose of the Reorganization is to establish a structure that will enable us to compete and expand more effectively in the financial services marketplace, and that will enable our depositors, employees, management and Trustees to obtain an equity ownership interest in the Bank. Our new structure will permit the Company to issue capital stock, which is a source of capital not available to a mutual savings bank. In this regard, the Company will issue between 1,829,370 and 2,475,030 shares of Common Stock in the Reorganization. The Company intends to sell 44.51% of such shares, or between 814,249 and 1,101,631 shares, to depositors and the public pursuant to the Prospectus, and issue 53.53% of such shares, or between 979,213 and 1,324,817 shares, to the Mutual Company. In addition, shares are being issued to a charitable foundation as part of the Reorganization, which will result in stockholders other than the Mutual Company owning 46.47% of the shares of the Common Stock outstanding at the conclusion of the Reorganization. Subject to the approval of the New York State Banking Department and the nonobjection of the Federal Deposit Insurance Corporation, an additional 15% above the maximum number of shares, or a total of 2,846,285 shares, may be issued in the Reorganization, and up to 1,266,876 shares may be sold in the Offering pursuant to the Prospectus, in the event of an increase in the estimated pro forma market value of the Common Stock of the Company.

         The enclosed Proxy Statement and Prospectus contain a more detailed analysis of the matters discussed briefly in this letter, and we urge you to read them carefully.

         Your Board of Trustees unanimously recommends that you vote FOR the Plan by completing the enclosed proxy card and returning it in the enclosed envelope as soon as possible. Your vote is very important.

                                   Sincerely,

                                   J. Bruce Whittaker
                                   President and Chief Executive Officer


--------------------------------------------------------------------------------


THE SUPERINTENDENT OF BANKS OF THE STATE OF NEW YORK HAS APPROVED THE PLAN SUBJECT TO THE APPROVAL OF THE BANK'S DEPOSITORS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. IN ADDITION, THE FDIC HAS ISSUED A LETTER OF INTENT TO ISSUE A NOTICE OF NONOBJECTION TO THE PLAN, SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS. HOWEVER, SUCH APPROVAL AND THE INTENT TO ISSUE A NOTICE OF NONOBJECTION DO NOT CONSTITUTE A RECOMMENDATION OF THE PLAN.


--------------------------------------------------------------------------------

YOUR BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PLAN BY COMPLETING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. YOUR VOTE IS VERY IMPORTANT.

--------------------------------------------------------------------------------

                           Greene County Savings Bank
                           425 Main and Church Streets
                            Catskill, New York 12414
                                 (518) 943-3700

--------------------------------------------------------------------------------

                     NOTICE OF SPECIAL MEETING OF DEPOSITORS

                          To Be Held On ________, 1998

--------------------------------------------------------------------------------

         A Special Meeting of the Depositors (the "Meeting") of Greene County Savings Bank (the "Bank"), will be held at _______________________________________, New York on ______, ________, 1998, at
_:__ p.m., New York Time.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

         1. The approval of a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Plan") whereby (i) we will form Greene County Bancorp, Inc. as a Delaware corporation (the " Company"); (ii) we will form Greene County Bancorp, MHC, as a New York mutual holding company (the "Mutual Company"); (iii) we will reorganize the Bank into a capital stock savings bank to be named The Bank of Greene County (the "Stock Bank") and issue 100% of our to-be outstanding common stock to the Company; and (iv) the Company will issue shares of Common Stock to depositors, the public and the Mutual Company.

         2. Such other matters as may properly come before the Meeting or any adjournment thereof. The Board of Trustees is not aware of any other matters to come before the Meeting.

         Any action may be taken on the foregoing proposal at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Each depositor of the Bank, as of the close of business on September 30, 1998 (the "Record Date"), is entitled to cast one vote for each $100, or fraction thereof, of deposits in the Bank on that date, up to a maximum of 1,000 votes per depositor.

         Your Board of Trustees unanimously recommends that you vote FOR approval of the Plan by completing the enclosed proxy card and returning it in the enclosed postage-paid envelope as soon as possible. The proxy will not be used if you attend and vote at the Meeting in person. Your vote is very important.

                                           BY ORDER OF THE BOARD OF TRUSTEES



                                           Secretary

Catskill, New York
______________, 1998

         This Proxy Statement is neither an offer to sell nor a solicitation of an offer to buy Common Stock. The offer is made only through the Prospectus to certain individuals. The shares of Common Stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

                           Greene County Savings Bank
                           425 Main and Church Streets
                            Catskill, New York 12414
                                 (518) 943-3700

                                 PROXY STATEMENT

                          SPECIAL MEETING OF DEPOSITORS

                               _____________, 1998

--------------------------------------------------------------------------------

                                  INTRODUCTION

--------------------------------------------------------------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Greene County Savings Bank (the "Bank") to be used at the Special Meeting of Depositors (the "Meeting") to be held at the ____________________________________, New York, on ________, _________,
1998, at _:__ p.m., New York Time, and of any adjournments thereof. The accompanying Notice of Meeting and this Proxy Statement are first being mailed to depositors on or about __________, 1998. The meeting is being held for the purpose of considering and voting upon a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Plan"), pursuant to which we will reorganize the Bank into a "two-tier" mutual holding company structure. Under the terms of the Plan (i) we will form Greene County Bancorp, Inc. as a Delaware corporation (the " Company"); (ii) we will form Greene County Bancorp, MHC, as a New York mutual holding company (the "Mutual Company"); (iii) we will reorganize the Bank into a capital stock savings bank to be named The Bank of Greene County (the "Stock Bank") and issue 100% of our to-be outstanding common stock to the Company; and (iv) the Company will issue shares of Common Stock to depositors, the public and the Mutual Company. Certain depositors as of June 30, 1997and September, 30, 1998 will receive subscription rights to purchase Common Stock of the Company on a priority basis. See "The Mutual Holding Company Reorganization--The Offering." Capitalized terms that are not defined in this Proxy Statement shall have the meaning set forth in the "Glossary" to the enclosed Prospectus.

--------------------------------------------------------------------------------

                             REVOCABILITY OF PROXIES

--------------------------------------------------------------------------------

         Depositors who execute proxies for the Meeting retain the right to revoke them at any time. Proxies may be revoked by sending written notice of revocation to the Secretary of the Bank at the address of the Bank shown above or sending a later dated proxy which is received no later than _________, 1998. The presence at the Meeting of any depositor who has given a proxy shall not revoke such proxy unless the member delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of the Bank prior to the voting of such proxy. Proxies solicited and received by the Board of Trustees of the Bank will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the proposal set forth in this Proxy Statement. If any other matters are properly presented at the Meeting, proxies will be voted on such matters in accordance with the directions of a majority of the Board of Trustees. Management is not aware of any other matters to be presented at the Meeting.

         It is important that you review these materials to inform yourself fully and adequately as to the matters to be considered and acted upon at the Meeting. After you have reviewed the enclosed materials, you should then consider carefully and act upon the matter proposed. If you wish to vote by proxy you may do so by signing the enclosed proxy and returning it to the Bank. Remember that the proxy we are soliciting is valid only for the Meeting, and any adjournment thereof, and will not be used for any other meeting.

--------------------------------------------------------------------------------

                  VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

--------------------------------------------------------------------------------

         All persons who were holders of authorized deposit accounts ("Depositors") on September 30, 1998 (the "Record Date") will be eligible to vote on the Plan at the Meeting. Each Depositor will be entitled to cast one vote for each $100, or fraction thereof, of deposits in the Bank on the Record Date. No depositor may cast more than ______ votes. Voting may be in person or by proxy.

         A savings, demand or other authorized account shall create a single membership for voting purposes, even though more than one person has an interest in such account. An affirmative vote (i) 75% of the total deposits present in person or by proxy at the Meeting, and (ii) more than 50% of the total votes eligible to be cast by Depositors at the Meeting, is required to approve the Plan. Any questions as to the eligibility of a Depositor to vote or as to any matters relating to voting, will be resolved by the Secretary of the Bank at the time of the Meeting, and the records of the Bank will be determinative in resolving such questions. According to the records of the Bank, as of the Record Date there were approximately ____________ votes entitled to be cast at the Meeting, of which ____________ votes represents a majority.

         The cost of solicitation of proxies will be borne by the Bank. Management may use the services of its Trustees, officers and other employees to solicit proxies personally, or by telephone, telegraph or mail, without additional compensation. Proxies may also be solicited by representatives of Friedman, Billings, Ramsey & Co., Inc., who will be compensated by the Bank in connection with their services as financial advisors in the Offering. See the Prospectus,

 "The Mutual Holding Company Reorganization--The Offering."

    THE BOARD OF TRUSTEES OF THE BANK UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO
                               APPROVE THE PLAN.

--------------------------------------------------------------------------------

                    THE MUTUAL HOLDING COMPANY REORGANIZATION

--------------------------------------------------------------------------------

         The Superintendent has approved the Plan and the offering of the Common Stock subject to the approval of the Bank's Depositors and the satisfaction of certain conditions imposed by the Superintendent. The FDIC has issued a letter of intent to issue a notice of nonobjection to the Plan and the Offering, subject to the satisfaction of certain conditions. However, such regulatory approval and the intent to issue a letter of nonobjection do not constitute a recommendation or endorsement of the Plan or the Offering.

Description of and Reasons for the Reorganization

         Our Board of Trustees unanimously adopted the Plan and the Superintendent has approved the Plan. Pursuant to our Plan, we will reorganize into what we call a "two-tier" mutual holding company structure. We call it a two-tier structure because we will have two levels of holding companies--a "mid-tier" stock holding company and a "top-tier" mutual holding company. Under the terms of the Plan (i) we will form the Company as a Delaware corporation;
(ii) we will form the Mutual Company as a New York mutual holding company; (iii) we will reorganize the Bank into a capital stock form of organization and issue 100% of our to-be outstanding common stock to the Company; and (iv) the Company will issue shares of Common Stock to the depositors, public and the Mutual Company. The number of shares of Common Stock sold to depositors and the public pursuant to the Prospectus will be equal to 44.51% of the shares issued in the Reorganization and the number of shares issued to the Mutual Company will be equal to 53.53% of the shares issued in the Reorganization. In addition, we will issue 1.96% of the shares of Common Stock to be outstanding to a newly established charitable foundation. We refer to all of these steps that are part of this transaction as the "Reorganization," and we refer to the issuance of 44.51% of the Company's Common Stock pursuant to the Prospectus as the "Offering." The two-tier mutual holding company structure is most easily understood by considering the following diagram:

         --------------------                          -----------------
          The Mutual Company                                Public
          (a New York mutual                             Stockholders
           holding company)                              (including the
                                                          foundation)
         --------------------                          -----------------

                53.53% of                              46.47% of
                   the                                    the
                 Common                                 Common
                  Stock                                  Stock

                     --------------------------------------
                      the Company (a Delaware corporation)
                     --------------------------------------

                                                      100% of the
                                                      Common Stock

                     --------------------------------------
                                    The Bank
                        (a New York stock savings bank)
                     --------------------------------------


-------------


         In adopting the Plan, our Board of Trustees determined that the Reorganization is in the best interest of the Bank. The primary purpose of the Reorganization is to establish a structure that will enable us to compete and expand more effectively in the financial services marketplace, and that will enable our depositors, employees, management and Trustees to obtain an equity ownership interest in the Bank. Our new structure will permit the Company to issue capital stock, which is a source of capital not available to a mutual savings bank, and we will take advantage of this new ability by issuing Common Stock in the Offering. Since the Company is not offering all of its Common Stock for sale to depositors and the public in the Offering (but is issuing a majority of its stock to the Mutual Company), the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization, however, will also offer the Bank the opportunity to raise additional capital since the stock held by the Mutual Company will be available for sale in the future in the event the Mutual Company decides to convert to the capital stock form of organization. See the Prospectus, "Regulation--Holding Company Regulation--Mutual Holding Company Regulation." The Reorganization will also give us greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services. The holding company form of organization is expected to provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although we have no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. Lastly, the Reorganization will enable us to better manage our capital by giving us broader investment opportunities through the holding company structure, and enable us to distribute capital to stockholders of the Company in the form of dividends and stock repurchases. Because only a minority of the Common Stock will be offered for sale in the Offering, our current mutual form of ownership and our ability to remain an independent savings bank and to provide community-oriented financial services will be preserved through the mutual holding company structure.

         The Board of Trustees believes that these advantages outweigh the potential disadvantages of the mutual holding company structure, which may include: (i) the inability of stockholders other than the Mutual Company to obtain majority ownership of the Company and the Bank, which may result in the perpetuation of the management and Board of Trustees/Directors of the Bank and the Company; and (ii) that the mutual holding company structure is a relatively new form of corporate ownership, and new regulatory policies relating to the mutual interest in the Mutual Company that may be adopted from time-to-time may have an adverse impact on minority stockholders. A majority of the voting stock of the Company will be owned by the Mutual Company, which is a mutual institution that will be controlled by the existing Board of Trustees of the Bank. While this structure will permit management to focus on the Company's and the Bank's long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate the existing management and trustees of the Bank. The Mutual Company will be able to elect all members of the Board of Directors of the Company, and will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote except for certain matters that must be approved by more than a majority of stockholders of the Company. No assurance can be given that the Mutual Company will not take action adverse to the interests of the minority stockholders. For example, the Mutual Company could defeat a candidate for the Board of Trustees of the Bank or other proposals put forth by the minority stockholders.

         The Reorganization does not preclude the conversion of the Mutual Company from the mutual to stock form of organization which would be effected through a merger of the Mutual Company into the Company or the Bank and the concurrent sale of the shares held by the Mutual Company in a subscription offering. A conversion of the Mutual Company from the mutual to stock form of organization is not anticipated for the foreseeable future.

         Following the completion of the Reorganization, all depositors who had liquidation rights with respect to the Bank as of the effective date of the Reorganization will continue to have such rights solely with respect to the Mutual Company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the Reorganization will have such liquidation rights with respect to the Mutual Company. Borrowers currently do not have ownership or voting rights in the Bank and will not receive ownership or voting rights with respect to the Mutual Company.

         All insured deposit accounts of the Bank will continue to be federally insured by the FDIC, through the BIF, up to the legal maximum limit in the same manner as deposit accounts existing in the Bank immediately prior to the Reorganization. Upon completion of the Reorganization, the Bank may exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, capital stock savings banks under New York law. As long as the Mutual Company is in existence, the Mutual Company will be required to own at least 51% of the voting stock of the Company, and the Company will own 100% of the voting stock of the Bank. The Bank and the Company may issue any amount of non-voting stock or debt to persons other than the Mutual Company.

         The Plan may be substantially amended by a majority vote of the Bank's board of trustees prior to submission of the Plan and proxy materials to the voting Depositors. At any time after submission of the proxy materials to the Depositors, the terms of the Plan that relate to the Reorganization may be amended by a majority vote of the Board of Trustees only with the concurrence of the Superintendent, and, if applicable, the FDIC.

Interests of Management and the Board of Directors

         The Company intends to establish a stock option plan for employees, officers and directors that may grant options for a number of shares equal to 10% of the Minority Ownership Interest (or for 126,688 shares at the adjusted maximum of the Offering Range). The stock option plan will be subject to stockholder approval, and cannot be implemented sooner than six months after the completion of the Offering. The exercise price for any options granted will be the fair market value of the underlying Common Stock at the date of grant. The shares of Common Stock issued to cover the grant of stock options may be from the Company's authorized but unissued shares or shares purchased in the open market.

         In addition, the Company intends to establish a restricted stock plan that would award a number of shares equal to 4% of the Minority Ownership Interest, or up to 50,675 shares at the adjusted maximum of the Offering Range, to officers and directors. The restricted stock plan would also be subject to stockholder approval and cannot be implemented sooner than six months after the completion of the Offering. The shares of Common Stock used to satisfy grants under the restricted stock plan may be from the Company's authorized but unissued shares or shares purchased in the open market. See the Prospectus, "Management of the Bank--Report of Independent Compensation Consultant."

         In addition, the Company intends to establish an employee stock ownership plan ("ESOP"), which will purchase a number of shares equal to 8% of the Minority Ownership Interest. If the ESOP cannot acquire 8% of the Minority Ownership Interest because of an oversubscription by Eligible Account Holders, then the ESOP will be permitted to acquire the shares in the open market.

         The Bank intends to enter into employment agreements with certain executive officers following completion of the Reorganization. See the Prospectus, "Management of the Bank--Report of Independent Compensation Consultant." Directors and officers also intend to purchase shares of Common Stock in the Offering in their capacities as depositors of the Bank. See the Prospectus, "Participation by Management."

The Offering

         The Company is offering shares of Common Stock to persons other than the Mutual Company. An offering of between 814,249 and 1,101,631 shares of the Common Stock (subject to adjustment to up to 1,266,876) pursuant to this Prospectus concurrently with the Reorganization. The shares of Common Stock that will be sold in the Offering will constitute no more than 44.51% of the shares that will be outstanding after the Offering. Following the Reorganization and the Offering, the Company also will be authorized to issue additional Common Stock or preferred stock to persons other than the Mutual Company, without prior approval of the holders of the Common Stock.

         The shares of Common Stock are being offered for sale at a fixed Subscription Price of $10.00 per share in the subscription offering pursuant to subscription rights (the "Subscription Offering") in the following order of priority to: (i) holders of deposit accounts with a balance of $100 or more on June 30, 1997 ("Eligible Account Holders"); (ii) the Bank's tax-qualified employee plans, including the ESOP; (iii) depositors whose accounts in the Bank totaled $100 or more on September 30, 1998 ("Supplemental Eligible Account Holders"); and (iv) employees, officers and trustees of the Bank. Concurrently, and subject to the prior rights of holders of subscription rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered in the Community Offering at $10.00 per share to certain members of the general public, with a preference first given to natural persons residing in Greene County, New York (the "Community Offering"). Subscription rights will expire if not exercised by 12:00 noon, New York time, on _________ , 1998 unless extended by the Bank and the Company.

Stock Pricing and Number of Shares to be Issued

         The Plan of Reorganization and federal and state regulations require that the aggregate purchase price of the Common Stock sold in the Offering must be based on the appraised pro forma market value of the Common Stock, as determined by an independent valuation (the "Independent Valuation"). The Bank has retained FinPro to make such valuation and FinPro will receive a fee of $25,000 for its services. The Bank and the Company have agreed to indemnify FinPro and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where FinPro's liability results from its negligence or bad faith.

         The Independent Valuation was prepared by FinPro in reliance upon the information contained in this Prospectus, including the Consolidated Financial Statements. FinPro also considered the following factors, among others: the present and projected operating results and financial condition of the Bank and the economic and demographic conditions in the Bank's existing market area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other publicly traded subsidiaries of mutual holding companies; the aggregate size of the Offering; the impact of the Reorganization on the Bank's stockholders' equity and earnings potential; the proposed dividend policy of the Company; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

         The Independent Valuation states that as of __________, 1998, the estimated pro forma market value of the Common Stock ranged from a minimum of $17.9 million to a maximum of $24.3 million, with a midpoint of $21.1 million (the "Estimated Valuation Range"). The board determined to offer the shares in the Offering at the Subscription Price of $10.00 per share, the price most commonly used in stock offerings involving mutual-to-stock conversions. Based on the Estimated Valuation Range and the Subscription Price of $10.00 per share, the number of shares of Common Stock that the Company will issue will range from 1,829,370 shares to 2,475,030 shares, with a midpoint of 2,152,200 shares. The board determined to offer 44.51% of such shares, or between 814,249 shares and 1,101,631 shares with a midpoint of 957,940 shares (the "Offering Range"), to depositors and the public pursuant to this Prospectus. In addition, up to 48,582 shares are being issued to the Charitable Foundation as part of the Reorganization, which will result in Minority Stockholders owning 46.47% of the shares of the Common Stock outstanding at the conclusion of the Reorganization. The 53.53% of the shares of the Company's Common Stock that are not sold in the Offering or contributed to the Charitable Foundation will be issued to the Mutual Company.

         The board reviewed the Independent Valuation and, in particular, considered (i) the Bank's financial condition and results of operations for the year ended June 30, 1998, (ii) financial comparisons of the Bank in relation to other financial institutions primarily including other publicly traded subsidiaries of mutual holding companies, and (iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the Independent Valuation. The board also reviewed the methodology and the assumptions used by FinPro in preparing the Independent Valuation. The Estimated Valuation Range may be amended with the approval of the Superintendent and the FDIC (if required), if necessitated by subsequent developments in the financial condition of the Bank or market conditions generally.

         Following commencement of the Subscription Offering, the maximum of the Estimated Valuation Range may be increased by up to 15%, to up to $27.9 million, which will result in a corresponding increase in the maximum of the Offering Range to up to 1,266,876 shares to reflect changes in market and financial conditions, without the resolicitation of subscribers (in which event up to 55,869 shares may be issued to the Charitable Foundation). The minimum of the Estimated Valuation Range and the minimum of the Offering Range may not be decreased without a resolicitation of subscribers. The Subscription Price of $10.00 per share will remain fixed. See "--Limitations upon Purchases of Common Stock" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Offering Range to fill unfilled orders in the Subscription and Community Offerings.

         The Independent Valuation, however, is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares. FinPro did not independently verify the Financial Statements and other information provided by the Bank, nor did FinPro value independently the assets or liabilities of the Bank. The Independent Valuation considers the Bank as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the Offering will thereafter be able to sell such shares at prices at or above the Subscription Price.

         The Independent Valuation will be updated at the time of the completion of the Offering. If the update to the Independent Valuation at the conclusion of the Offering results in an increase in the maximum of the Estimated Valuation Range to more than $27.9 million and a corresponding increase in the Offering Range to more than 1,266,876 shares, or a decrease in the minimum of the Estimated Valuation Range to less than $17.9 million and a corresponding decrease in the Offering Range to fewer than 814,249 shares, then the Company, after consulting with the Superintendent and the FDIC, may terminate the Plan of Reorganization and return all funds promptly, with interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new Subscription Offering, Community Offering, or both, establish a new Offering Range, commence a resolicitation of subscribers or take such other actions as permitted by the Superintendent and the FDIC in order to complete the Reorganization and the Offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the Superintendent and the FDIC for periods of up to 90 days not to extend beyond 24 months following the special meeting of depositors, or __________, ______.

         An increase in the Independent Valuation and the number of shares to be issued in the Offering would decrease both a subscriber's ownership interest and the Company's pro forma earnings and stockholders equity on a per share basis while increasing pro forma earnings and stockholder's equity on an aggregate basis. A decrease in the Independent Valuation and the number of shares to be issued in the Offering would increase both a subscriber's ownership interest and the Company's pro forma earnings and stockholder's equity on a per share basis while decreasing pro forma net income and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

         Copies of the appraisal report of FinPro and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at each office of the Bank and the other locations specified under "Additional Information."

         No sale of shares of Common Stock may be consummated unless, prior to such consummation, FinPro confirms to the Bank and the Superintendent that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro to conclude that the Independent Valuation is incompatible with its estimate of the pro forma market value of the Common Stock of the Company at the conclusion of the Offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the Estimated Valuation Range would be subject to Superintendent's approval. If such confirmation is not received, the Bank may extend the Offering, reopen or commence a new offering, establish a new Estimated Valuation Range and commence a resolicitation of all purchasers with the approval of the Superintendent or take such other actions as permitted by the Superintendent in order to complete the Offering.

Purchase Priorities and Method of Offering Shares

         The Bank shall have the right, in its sole discretion, to determine whether prospective purchasers are "residents," "associates," or "acting in concert" as defined by the Plan of Reorganization and in interpreting any and all other provisions of the Plan of Reorganization. All such determinations are in the sole discretion of the Bank, and may be based on whatever evidence the Bank chooses to use in making any such determination.

         Subject to the preceding paragraph and the limitations set forth in the "--Limitations Upon Purchases of Common Stock" section, the priorities for the purchase of shares are as follows:

         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase up to 10,000 shares, or $100,000, of Common Stock; provided that the Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5% of the maximum number of shares issued in the Offering, subject to the overall purchase limitation set forth in the section herein titled "Limitations upon Purchases of Common Stock." If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each subscriber's aggregate deposit account balances as of the Eligibility Record Date ("Qualifying Deposits") bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription rights to purchase Common Stock received by executive officers and trustees of the Bank, including associates of executive officers and trustees, based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date, shall be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on their subscription order form all deposit accounts in which they had an ownership interest as of the Eligibility Record Date.

         Priority 2: Tax-Qualified Employee Plans. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Common Stock issued in the Offering. The ESOP intends to purchase up to 8% of the Minority Ownership Interest. In the event of an oversubscription in the Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Offering. If the final valuation exceeds the maximum of the Estimated Valuation Range, up to 10% of Common Stock issued in the Offering may be sold to the Tax Qualified Employee Plans notwithstanding any oversubscription by Eligible Account Holders, subject to FDIC approval, if necessary.

         Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall have the opportunity to purchase up to 10,000 shares, or $100,000, of Common Stock; provided that the Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5% of the maximum number of shares issued in the Offering, subject to the overall purchase limitations set forth in the section herein titled "Limitations Upon Purchases of Common Stock." In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, exceed available shares, the shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make their total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's aggregate deposit account balances as of the Supplemental Eligibility Record Date ("Supplemental Qualifying Deposits") bear to the total amount of Supplemental Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

         Priority 4: Employees, Officers and Trustees. Employees, officers and trustees of the Bank will receive, without cost to them, nontransferable subscription rights to subscribe for up to 10,000 shares or $100,000 of the Common Stock; provided, that the Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such purchase limitation to 5% of the maximum number of shares issued in the Offering, subject to the overall purchase limitations set forth in the section herein titled "Limitations upon Purchases of Stock." If sufficient shares are not available in this priority, shares will be allocated among trustees, officers and employees on a pro rata basis based on the size of each person's order.

Community Offering

         Any shares of Common Stock not subscribed for in the Subscription Offering will be offered for sale in a Community Offering. This will involve an offering of all unsubscribed shares directly to the general public. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Company and the Bank, and will commence concurrently with, during or promptly after the Subscription Offering. The Common Stock will be offered and sold in the Community Offering, in accordance with FDIC and Department regulations, so as to achieve the widest distribution of the Common Stock. No person, by himself or herself, or with an associate or group of persons acting in concert, may subscribe for or purchase more than 10,000 shares of Common Stock offered in the Community Offering. Further, the Company may limit total subscriptions so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of Common Stock. Finally, the Company may reserve shares offered in the Community Offering for sales to institutional investors.

         In the event of an oversubscription for shares in the Community Offering, shares will be allocated (to the extent shares remain available) first to natural persons residing in Greene County, New York (the "Community").

         The terms "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any person who occupied a dwelling within the Bank's Community, has an intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. The Bank may use deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

         The Bank and the Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any person in the Community Offering.

Syndicated Community Offering

         Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the Bank and the Company in a manner that is intended to achieve the widest distribution of the Common Stock, subject to the rights of the Company to accept or reject in whole or in part any order in the Syndicated Community Offering. It is expected that the Syndicated Community Offering, if any, will begin as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein.

         If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the boards of directors of the Company and the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the Department and the FDIC and to compliance with applicable state and federal securities laws.

Restrictions on Sale of Stock by Trustees and Officers

         All shares of the Common Stock purchased by trustees and officers of the Bank in the Offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the Common Stock by the Company's directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation--Federal Securities Laws."

         Each certificate for restricted shares will bear a legend prominently stamped on its face giving notice of the restrictions on transfer, and instructions will be issued to the Company's transfer agent to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued pursuant to a stock dividend, stock split or otherwise with respect to restricted shares will be subject to the same restrictions on sale.

Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering

         Prior to the completion of the Offering, no depositor or borrower may transfer or enter into an agreement or understanding to transfer the legal or beneficial ownership of the shares of Common Stock to be purchased by such person in the Offering. Each depositor and borrower who submits an order form will be required to certify that the purchase of Common Stock by such person is solely for the purchaser's own account and there is no agreement or understanding regarding the sale or transfer of such shares. The Bank intends to pursue any and all legal and equitable remedies in the event it becomes aware of any such agreement or understanding, and will not honor orders reasonably believed by the Bank to involve such an agreement or understanding.

Procedure for Purchasing Shares of Common Stock

         To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date, Prospectuses may not be mailed any later than five days prior to such date or be hand delivered any later than two days prior to such date. Order forms may only be distributed with a Prospectus.

         Expiration Date. The Offering will terminate at 12:00 noon, New York time on December __, 1998, unless extended by the Bank for up to an additional 45 days or, if approved by the Superintendent, for an additional period after such 45-day extension (as so extended, the "Expiration Date"). The Bank is not required to give purchasers notice of any extension unless the Expiration Date is later than __________, 1998, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders. If the minimum number of shares sold in the Offering (814,249 shares) is not sold by the Expiration Date, the Bank may terminate the Offering and promptly refund all orders for Common Stock. A reduction in the number of shares below the minimum of the Estimated Valuation Range will not require the approval of depositors or an amendment to the Independent Valuation. If the number of shares is reduced below the minimum of the Estimated Valuation Range, purchasers will be given an opportunity to increase, decrease, or rescind their orders.

         Use of Order Forms. In order to purchase the Common Stock, each purchaser must complete an order form except for certain persons purchasing in the Syndicated Community Offering as more fully described below. Any person receiving an order form who desires to purchase Common Stock may do so by delivering (by mail or in person) to the Bank a properly executed and completed Order Form, together with full payment for the shares purchased. The order form must be received prior to 12:00 noon, New York time on December __, 1998. Once tendered, an Order Form cannot be modified or revoked without the consent of the Bank. Each person ordering shares is required to represent that they are purchasing such shares for their own account. The interpretation by the Bank of the terms and conditions of the Plan and of the acceptability of the order forms will be final. The Bank is not required to accept copies of order forms.

         Payment for Shares. Payment for all shares will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by (i) check or money order, or (ii) authorization of withdrawal from a deposit account maintained with the Bank. Third party checks will not be accepted as payment for a subscriber's order. Appropriate means by which such withdrawals may be authorized are provided in the order forms. Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the Offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the Offering is completed or terminated. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at the Bank's passbook rate subsequent to the withdrawal. Payments made by check or money order will be placed in a segregated savings account and will be paid interest at the Bank's passbook rate of ____% (calculated using the simple interest method), from the date payment is received until the Offering is completed or terminated. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of Common Stock, promptly following completion or termination of the Offering. An executed order form, once received by the Bank, may not be modified, amended or rescinded without the consent of the Bank, unless the Offering is not completed by __________, 1998, in which event purchasers may be given the opportunity to increase, decrease, confirm or rescind their orders for a specified period of time.

         Depending on market conditions, the Common Stock may be offered for sale to the general public on a best efforts basis in a Syndicated Community Offering by a selling group of broker-dealers to be managed by Friedman, Billings, Ramsey Co., Inc. In its discretion, Friedman, Billings, Ramsey & Co., Inc. will instruct selected broker-dealers as to the number of shares to be allocated to each selected broker-dealer. Only upon allocation of shares to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares in the Community Offering directly through a selected broker-dealer, which may include Friedman, Billings, Ramsey & Co., Inc., will be advised that the members of the selling group are required either (a) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to the Bank for deposit in a segregated account on or before twelve noon, prevailing time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by such member of the selling group of an investor's interest in purchasing shares, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the fifth business day next following receipt of confirmation and to forward the appropriate purchase price to the Bank for deposit in the segregated account on or before twelve noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment of the purchase price. Payment for shares purchased pursuant to alternative (b) above may be made by wire transfer to the Bank.

         Owners of self-directed Individual Retirement Accounts ("IRA") may use the assets of such IRAs to purchase shares of Common Stock in the Offering. Individuals who are participants in self-directed tax qualified plans maintained by self-employed individuals may use the assets in their self-directed Keogh Plan accounts to purchase shares of Common Stock in the Offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh Plan accounts to purchase shares of Common Stock in the Offering, make such purchase for the exclusive benefit of the IRA and/or Keogh Plan participant.

         If the ESOP purchases shares of the Common Stock, such plan will not be required to pay for such shares until consummation of the Offering.

         Delivery of Stock Certificates. Certificates representing Common Stock issued in the Offering will be mailed by the Bank to the persons entitled thereto at the registered address noted on the order form, as soon as practicable following consummation of the Offering. Any certificates returned as undeliverable will be held by the Bank until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered.

Plan of Distribution and Selling Commissions

         Offering materials for the Offering initially have been distributed to certain persons by mail, with additional copies made available at the Bank's offices and by Friedman, Billings, Ramsey & Co., Inc. All prospective purchasers are to send payment directly to the Bank, where such funds will be held in a segregated savings account and not released until the Offering is completed or terminated.

         To assist in the marketing of the Common Stock, the Bank has retained Friedman, Billings, Ramsey & Co., Inc., a broker-dealer registered with the National Association of Securities Dealers, Inc. ("NASD"). Friedman, Billings, Ramsey & Co., Inc. will assist the Bank in the Offering as follows: (i) in training and educating the Bank's employees regarding the mechanics and regulatory requirements of the Offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in the Bank's local communities; and (iv) in soliciting orders for Common Stock. For these services, Friedman, Billings, Ramsey & Co., Inc. will receive a fixed fee of $110,000. If there is a Syndicated Community Offering, the fixed fee will be a negotiated percentage of the value of the Common Stock sold by Friedman, Billings, Ramsey & Co., Inc. and other NASD member firms under selected broker-dealer agreements.

         The Bank also will reimburse Friedman, Billings, Ramsey & Co., Inc. for its reasonable out-of-pocket expenses associated with its marketing effort, up to a maximum of $40,000 (including legal fees and expenses ). The Bank has made an advance payment of $12,500 to Friedman, Billings, Ramsey & Co., Inc. If the Plan of Reorganization is terminated by the Bank, if the Offering is not completed by ________, 1999, or if Friedman, Billings, Ramsey & Co., Inc. terminates its agreement with the Bank in accordance with the provisions of the agreement, Friedman, Billings, Ramsey & Co., Inc. will only receive reimbursement of its reasonable out-of-pocket expenses. The Bank will indemnify Friedman, Billings, Ramsey & Co., Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the Common Stock, including liabilities under the Securities Act of 1933.

         Trustees and executive officers of the Bank may participate in the solicitation of offers to purchase Common Stock. Other trained employees of the Bank may participate in the Offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. The Bank will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so as to permit officers, trustees, and employees to participate in the sale of the Common Stock. No officer, trustee, or employee of the Bank will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.
         A Stock Center will be established at a location adjacent to the Bank's main office. Employees will inform prospective purchasers to direct their questions to the Stock Center and will provide such persons with the telephone number of the Center.

Limitations upon Purchases of Common Stock

         The following additional limitations have been imposed upon purchases of shares of Common Stock. Defined terms used in this section and not otherwise defined in this Prospectus shall have the meaning set forth in the Plan of Reorganization.

         A. The aggregate amount of outstanding Common Stock of the Company owned or controlled by persons other than Mutual Company at the close of the Offering shall not exceed 49% of the Company's total outstanding Common Stock.

         B. No person or group of persons acting in concert, together with their associates, may purchase more than 20,000 shares, or $200,000, of Common Stock in the Offering, except that:
                  (i) the Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5% of the number of shares sold in the Offering; (ii) Tax-Qualified Employee Plans may purchase up to 10% of the shares sold in the Offering; and (iii) for purposes of this paragraph shares to be held by any Tax-Qualified Employee Plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

         C. The aggregate amount of Common Stock acquired in the Offering by all management persons and their associates, exclusive of any stock acquired by such persons in the secondary market, shall not exceed 32% of the outstanding shares of Common Stock of the Company held by persons other than the Mutual Company at the close of the Offering. In calculating the number of shares held by management persons and their associates under this paragraph or under the provisions of paragraph C below, shares held by any Tax-Qualified Employee Benefit Plan or any Non-Tax-Qualified Employee Benefit Plan of the Bank that are attributable to such persons shall not be counted.

         D. Notwithstanding any other provision of the Plan of Reorganization, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

         E. The Board of Directors of the Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan of Reorganization.

         F. The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for Common Stock pursuant to the Plan of
                                       12

                  Reorganization reside. However, the Company and the Bank are not required to offer Common Stock to any person who resides in a foreign country.

Establishment of the Charitable Foundation

         General. In furtherance of the Bank's commitment to the communities that it serves, the Bank intends to establish a Charitable Foundation in connection with the Reorganization. The Plan of Reorganization provides that the Bank and the Company may establish the Charitable Foundation, which will be incorporated under Delaware law as a non-stock corporation and will be funded with cash and shares of Common Stock contributed by the Company. The Bank will contribute to the Charitable Foundation 1.96% of the shares of Common Stock to be issued in the Reorganization or 35,908, 42,245, 48,582 and 55,869 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering, range and $100,000 in cash. The contribution of Common Stock to the Charitable Foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of the Company in the year in which the Charitable Foundation is established.

         Purpose of the Charitable Foundation. The purpose of the Charitable Foundation is to provide funding to support charitable causes and community development activities. Historically, the Bank has emphasized community lending and development activities within the communities that it services, and the Charitable Foundation is being formed as a complement to the Bank's existing community activities. Management believes the establishment of a Charitable Foundation is consistent with the Bank's commitment to community service. Funding of the Charitable Foundation with Common Stock of the Company also may be a means of enabling the communities served by the Bank to share in the growth and success of the Company. The Charitable Foundation will also enable the Company and the Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds. Charitable foundations have been formed by other financial institutions for this purpose, among others. The contribution to the Charitable Foundation will not take the place of the Bank's traditional community lending activities.

         Structure of the Charitable Foundation. The Charitable Foundation will be incorporated under Delaware law as a non-stock corporation. Pursuant to the Charitable Foundation's Bylaws, the Charitable Foundation's initial board of directors will consist of persons who are existing directors and officers of the Company. Subsequent to the Reorganization, other individuals may be appointed to the Board. The members of the Charitable Foundation, who are comprised of its board members, will elect the directors at the annual meeting of the Charitable Foundation from those nominated by the nominating committee. Only persons serving as directors of the Charitable Foundation qualify as members of the Charitable Foundation, with voting authority. Directors will be divided into three classes with each class appointed for three-year terms. The certificate of incorporation of the Charitable Foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Internal Revenue Code of 1986 (the "Code"). The Charitable Foundation's certificate of incorporation further provides that no part of the net earnings of the Charitable Foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

         The authority for the affairs of the Charitable Foundation will be vested in its board of directors which will be responsible for establishing the policies of the Charitable Foundation with respect to grants or donations consistent with the purpose for which the Charitable Foundation was established. Although no formal policy governing Charitable Foundation grants exists at this time, the Charitable Foundation's board of directors will adopt such a policy upon establishment of the Charitable Foundation. As directors of a nonprofit corporation, directors of the Charitable Foundation will at all times be bound by their fiduciary duty to advance the Charitable Foundation's charitable goals, to protect the assets of the Charitable Foundation and to act in a manner consistent with the charitable purpose for which the Charitable Foundation is established. The directors of the Charitable Foundation also will be responsible for directing the activities and managing the assets of the Charitable Foundation. However, as a condition to receiving the non-objection of the Reorganization, the Charitable Foundation has been required to commit to the FDIC and the Department that all shares of Common Stock held by the Charitable Foundation will be voted in the same ratio as all other shares of the Company's Common Stock (other than shares held by the Mutual Company) on all proposals considered by stockholders of the Company; provided, however, that, consistent with such condition, the FDIC and the Department would waive this voting restriction under certain circumstances (and subject to certain additional conditions) if compliance with the voting restriction would: (i) cause a violation of the law of the State of Delaware; (ii) cause the Charitable Foundation to lose its tax-exempt status, or cause the Internal Revenue Service (the "IRS") to deny the

Charitable Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Charitable Foundation; or (iii) cause the Charitable Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the FDIC and the Department to waive such voting restriction, the Company's or the Charitable Foundation's legal counsel would be required to render an opinion satisfactory to the FDIC and the Department that compliance with the voting requirement would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the FDIC and the Department would grant waivers of the voting restriction upon submission of such legal opinion(s) by the Company or the Charitable Foundation that are satisfactory to the FDIC and the Department. In the event that the FDIC and the Department were to waive the voting requirement, the directors would direct the voting of the Common Stock held by the Charitable Foundation.

         The Charitable Foundation's place of business will be located at the Bank's administrative offices and initially the Charitable Foundation is expected to have no employees but will utilize the members of the staff of the Company or the Bank. The board of directors of the Charitable Foundation will appoint such officers as may be necessary to manage the operation of the Charitable Foundation. In this regard, it is expected that the Bank will be required to provide the FDIC with a commitment that, to the extent applicable, the Bank will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between the Bank and the Charitable Foundation.

         Under Section 501(c)(3) of the Code, the Charitable Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Common Stock by the Company is that the amount of Common Stock that may be sold by the Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Charitable Foundation, except where the board of directors of the Charitable Foundation determines that the failure to sell an amount of Common Stock greater than such amount would result in a longer-term reduction of the value of the Charitable Foundation's assets and as such would jeopardize the Charitable Foundation's capacity to carry out its charitable purposes. Upon completion of the Reorganization and the contribution of shares to the Charitable Foundation, the Company would have 1,829,370, 2,152,200 and 2,475,030 shares issued and outstanding at the minimum, midpoint and maximum of the Estimated Valuation Range. Because the Company will have an increased number of shares outstanding, the voting and ownership interests of stockholders in the Company's Common Stock would be diluted by 1.96%, as compared to their interests in the Company if the Charitable Foundation was not established. For additional discussion of the dilutive effect, see "Pro Forma Data."

         Impact on Earnings. The contribution of cash and Common Stock to the Charitable Foundation will have an adverse impact on the Company's and the Bank's earnings in the year in which the contribution is made. The Company will recognize the full expense in the amount of the contribution of cash and Common Stock to the Charitable Foundation in the quarter in which it occurs, which is expected to be the quarter ending December 31, 1998. The aggregate amount of the contribution will range from $459,080 to $585,820, based on the minimum and maximum of the Estimated Valuation Range, respectively (or up to $658,690 at the adjusted maximum of the Estimated Valuation Range). The number of shares to be contributed to the Charitable Foundation will range from 35,908 to 48,582, and the amount of cash to be contributed will be fixed at $100,000. The contribution expense will be partially offset by the tax benefit related to the expense. The Company and the Bank have been advised by their independent tax advisors that the contribution to the Charitable Foundation will be tax deductible, subject to an annual limitation based on 10% of the Company's annual taxable income. Assuming an aggregate contribution of $585,820 (based on the maximum of the Estimated Valuation Range), the Company estimates a net tax effected expense of $351,600 (based upon a 40% tax rate). Management cannot predict earnings for the fiscal year ending June 30, 1999, but expects that the establishment and funding of the Charitable Foundation will have an adverse impact on the Company's earnings for the year. In addition to the contribution to the Charitable Foundation, the Bank or the Mutual Company may continue making grants and contributions to the community that would not be permitted for the Charitable Foundation.

         Tax Considerations. The Company and the Bank have been advised by their independent tax advisors that an organization created for the above purposes would qualify as a Section 501(c)(3) exempt organization under the Code, and would be classified as a private Charitable Foundation. The Charitable Foundation will submit a request to the IRS to be recognized as an exempt organization. The Company and the Bank have received an opinion of their independent tax advisors that the Charitable Foundation would qualify as a
Section 501(c)(3) exempt organization under the Code, except that such opinion does not consider the impact of the condition to be agreed to by the Charitable Foundation that Common Stock issued to the Charitable Foundation be voted in the same ratio as all other shares of the Company's

Common Stock (other than shares held by the Mutual Company) on all proposals considered by stockholders of the Company. Consistent with this condition, in the event that the Company or the Charitable Foundation receives an opinion of their legal counsel that compliance with the voting restriction would have the effect of causing the Charitable Foundation to lose its tax-exempt status, or otherwise have a material and adverse tax consequence on the Charitable Foundation or subject the Charitable Foundation to an excise tax under Section 4941 of the Code, the FDIC and the Superintendent shall waive such voting restriction upon submission of a legal opinion by the Company or the Charitable Foundation that is satisfactory to them. The independent tax advisors' opinion further provides that there is substantial authority for the position that the Company's contribution of its own stock to the Charitable Foundation would not constitute an act of self-dealing, and that the Company would be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the Charitable Foundation is required to pay to the Company for such stock, subject to an annual limitation based on 10% of the Company's annual taxable income. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Assuming the sale of Common Stock at the adjusted maximum of the Estimated Valuation Range, the Company estimates that all of the deduction should be deductible over the six-year period. Although the Company and the Bank have received an opinion of their independent tax advisors that the Company will be entitled to the deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Charitable Foundation as a
Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's tax benefit related to the Charitable Foundation would have to be fully expensed, resulting in a further reduction in earnings in the year in which the IRS makes such a determination.

         As a private Charitable Foundation, earnings and gains, if any, from the sale of Common Stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private Charitable Foundation will generally be subject to a federal excise tax of 2.0%. The Charitable Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Charitable Foundation's fiscal year to maintain its tax-exempt status. The Charitable Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private Charitable Foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Charitable Foundation's managers and a concise statement of the purpose of each grant. The Charitable Foundation will also be required to file an annual report with the Charities Bureau of the Office of the Attorney General of the State of New York.

         Comparison of Valuation and Other Factors Assuming the Charitable Foundation is Not Established as Part of the Reorganization. The establishment of the Charitable Foundation was taken into account by FinPro in determining the estimated pro forma market value of the Common Stock of the Company. The aggregate price of the shares of Common Stock being offered in the Offering is based upon the independent appraisal conducted by FinPro of the estimated pro forma market value of the Common Stock of the Company. The pro forma aggregate price of the Common Stock being offered for sale in the Reorganization is currently estimated to be between $8.1 million and $11.0 million, with a midpoint of $9.6 million. The pro forma price to book ratio and the pro forma price to earnings ratio, at and for the year ended June 30, 1998, are 91.41% and 15.87x, respectively, at the midpoint of the Estimated Valuation Range. In the event that the Reorganization did not include the Charitable Foundation, FinPro has estimated that the estimated pro forma market value of the Common Stock being offered for sale in the Offering would be $10.0 million at the midpoint based on a pro forma price to book ratio and a pro forma price to earnings ratio of 91.74% and 15.87x, respectively. The amount of Common Stock being offered for sale in the Offering at the midpoint of the Estimated Valuation Range is 42,245 less than the estimated amount of Common Stock that would be sold in the Offering without the Charitable Foundation based on the estimate provided by FinPro. Accordingly, certain account holders of the Bank who subscribe to purchase Common Stock in the Subscription Offering would receive fewer shares depending on the size of a depositor's stock order and the amount of his or her qualifying deposits in the Bank and the overall level of subscriptions. See "Comparison of Valuation and Pro Forma Information Without Charitable Foundation." This estimate by FinPro was prepared solely for purposes of providing subscribers with information with which to make an informed decision on the Reorganization.

         The decrease in the amount of Common Stock being offered as a result of the contribution of Common Stock to the Charitable Foundation will not have a significant effect on the Company or the Bank's capital position. The Bank's regulatory capital is significantly in excess of its regulatory capital requirements and will further exceed such requirements following the Reorganization. The Bank's leverage and risk-based capital ratios at June 30, 1998 were

11.09% and 20.32%, respectively. Assuming the sale of shares at the midpoint of the Estimated Valuation Range, the Bank's pro forma leverage and risk-based capital ratios at June 30, 1998 would be 13.11% and 24.08%, respectively. On a consolidated basis, the Company's pro forma stockholders' equity would be $23.7 million, or approximately 16.0% of pro forma consolidated assets, assuming the sale of shares at the midpoint of the Offering Range. Pro forma stockholders' equity per share and pro forma net income per share would be $10.98 and $0.63, respectively. If the Charitable Foundation was not being established in the Reorganization, based on the FinPro estimate, the Company's pro forma stockholders' equity would be approximately $24.0 million, or approximately 16.1% of pro forma consolidated assets at the midpoint of the Estimated Valuation Range, and pro forma stockholder's equity per share and pro forma net income per share would be substantially similar with or without the Charitable Foundation. See "Comparison of Valuation and Pro Forma Information without Charitable Foundation."

         Regulatory Conditions Imposed on the Charitable Foundation. Establishment of the Charitable Foundation is subject to certain conditions agreed to by the Charitable Foundation in writing as a condition to receiving the FDIC's non-objection to and Superintendent's approval of the Reorganization, including the following: (i) the Charitable Foundation will be subject to examination by the FDIC and the Department; (ii) the Charitable Foundation must comply with supervisory directives imposed by the FDIC and the Department; (iii) the Charitable Foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; and
(iv) any shares of Common Stock held by the Charitable Foundation must be voted in the same ratio as all other outstanding shares of Common Stock (other than shares held by the Mutual Company) on all proposals considered by stockholders of the Company; provided, however, that, consistent with the condition, the FDIC and the Department would waive this voting restriction under certain circumstances (and subject to additional conditions) if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware; (b) would cause the Charitable Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Charitable Foundation; or (c) would cause the Charitable Foundation to be subject to an excise tax under Section 4941 of the Code. In order to obtain a waiver, the Charitable Foundation's legal counsel would be required to render an opinion satisfactory to the FDIC and the Department. There can be no assurances that a legal opinion addressing these issues could be rendered, or if rendered, that the FDIC and the Department would grant unconditional waivers of the voting restriction. In no event would the voting restriction survive the sale of shares of the Common Stock held by the Charitable Foundation.

         Potential Challenges. The establishment and funding of a Charitable Foundation as part of a conversion of a mutual savings institution to stock form has only recently occurred. As such, the Charitable Foundation, and the Superintendent's approval of the Reorganization and the FDIC's nonobjection to the Reorganization, may be subject to potential challenges notwithstanding that the board of directors of the Company and the board of trustees of the Bank have considered the various factors involved in the establishment of the Charitable Foundation in reaching their determination to establish the Charitable Foundation as part of the Reorganization. If challenges were to be instituted seeking to prevent the Bank from establishing the Charitable Foundation in connection with the Reorganization, no assurances could be made that the resolution of such challenges would not result in a delay in the consummation of the Reorganization or that any objecting persons would not be ultimately successful in obtaining such removal or other relief against the Company or the Bank. Additionally, if the Company and the Bank are forced to eliminate the Charitable Foundation, the Company may be required to resolicit subscribers in the Offering.

Effects of Reorganization

         Continuity. While the Reorganization is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. During and after the completion of the Reorganization, the Stock Bank will continue to be subject to regulation by the Department and the FDIC. After the Reorganization, the Stock Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

         The Trustees serving the Bank at the time of the Reorganization will serve as Directors of the Stock Bank and the Company after the Reorganization. The Trustees of the Mutual Company will consist initially of individuals currently serving on the Board of Trustees of the Bank, except that one individual will not also serve on the Board of Trustees of the Mutual Company. All officers of the Bank at the time of the Reorganization will retain their positions with the Stock Bank after the Reorganization.

         Effect on Deposit Accounts. Under the Plan, each depositor in the Bank at the time of the Reorganization will automatically continue as a depositor in the Stock Bank after the Reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Reorganization (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         Effect on Loans. No loan outstanding from the Bank will be affected by the Reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually established prior to the Reorganization.

         Effect on Liquidation Rights. Were a mutual savings institution to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors may receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation subject to the rights of the State of New York to garnish such assets. As more fully described below, after the Reorganization, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the Bank. However, except as described below with respect to Liquidation Rights, this claim would be solely in the amount of the balance in the deposit account plus accrued interest. A depositor would not have an interest in the value or assets of the Bank above that amount.

Liquidation Rights

         In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor would have a claim to receive his or her pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). To the extent there are remaining assets, a depositor may have a claim to receive a pro rata share of the remaining assets in the same proportion as the value of such depositor's deposit accounts to the total value of all deposit accounts in the Bank at the time of liquidation, subject to the right of the State of New York to garnish such assets. After the Reorganization, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the Bank. However, except as described below, this claim would be solely in the amount of the balance in the deposit account plus accrued interest. A depositor would not have an interest in the value or assets of the Bank above that amount.

         The Plan of Reorganization provides for the establishment, upon the completion of the Reorganization, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of the Bank as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Reorganization. Each Eligible Account Holder and Supplemental Eligible Account Holder, who continues to maintain a deposit account at the Bank, would, on a complete liquidation of the Bank, have a claim to an interest in the liquidation account after payment of all creditors but prior to any payment to the stockholders of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, with a balance of $100 or more held in the Bank on June 30, 1997 and September 30, 1998, respectively ("Deposit Account"). Each Eligible Account Holder and Supplemental Eligible Account Holder will have a claim to a pro rata interest in the total liquidation account for each of his or her Deposit Accounts based on the proportion that the balance of each such Deposit Account on June 30, 1997 and September 30, 1998, respectively, bore to the balance of all Deposit Accounts in the Bank on such date.

         If, however, on the last day of any fiscal year of the Bank commencing after the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than either (i) the amount of qualifying deposits of such Eligible Account Holder or Supplemental Eligible Account Holder on the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, or (ii) the deposit balance in such Deposit Account at the close of business on the last day of any previous fiscal year of the Bank commencing after the Eligibility Record Date or the Supplemental Eligibility Record Date, then such Eligible Account Holder's or Supplemental Eligible Account Holder's account balance would be reduced in an amount equal to the reduction in such deposit balance, and such account balance will cease to exist if such Deposit Account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the deposit balances of any Eligible Account Holder or Supplemental Eligible Account Holder. Any assets remaining after the above liquidation rights of Eligible Account Holders and Subsequent Eligible Account Holders are satisfied would be distributed to the stockholders of the Bank.

         Neither the Bank nor the Company shall be required to set aside funds for the purpose of establishing the liquidation account, and the creation and maintenance of the account will not operate to restrict the use or application of any of the net worth accounts of the Bank, except that neither the Bank nor the Company shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect would cause its net worth to be reduced below the amount required for the liquidation account.

--------------------------------------------------------------------------------

                    MANAGEMENT OF GREENE COUNTY BANCORP, INC.

--------------------------------------------------------------------------------

Directors of the Company

         The Board of Directors of the Company consists of nine members, each of whom is currently serving as a trustee of the Bank. Directors of the Company will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the Reorganization consists of directors Whittaker, O'Grady and Smith. The class of directors whose term expires at the second annual meeting of stockholders following completion of the Reorganization consists of directors Buck, Klein and Camera. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the Reorganization consists of directors Ingalls, Slutzky and Jenkins. The biographical information regarding these individuals is set forth under "Management of the Bank-Biographical Information."

Executive Officers of the Company

         The following individuals are executive officers of the Company and hold the offices set forth below opposite their names. The biographical information for each executive officer is set forth under "Management of the Bank--Biographical Information."

Name                                Age*                               Position
----                               -----                               ---------
J. Bruce Whittaker ...............  55                                 President and Chief Executive Officer
Bruce P. Egger ...................  49                                 Vice President and Secretary
Edmund L. Smith, Jr. .............  55                                 Vice President and Treasurer
Daniel T. Sager ..................  44                                 Vice President

---------------------------
*As of June 30, 1998

         The executive officers of the Company are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the board.

         Since the formation of the Company, none of the executive officers has received remuneration from the Company. It is not anticipated that the executive officers of the Company will initially receive any remuneration in his or her capacity as an executive officer. For information concerning compensation of executive officers of the Bank, see "Management of the Bank."

Indemnification and Limitation of Liability

         The Certificate of Incorporation of the Company provides that a director or officer of the Company shall be indemnified by the Company to the fullest extent authorized by the Delaware General Corporation Law ("DGCL") against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his or her activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, either had reasonable cause to believe such conduct was lawful or did not have reasonable cause to believe his or her conduct was unlawful.

         In addition, the Certificate of Incorporation and Delaware law also provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the

Company has the power to indemnify such person against such expense, liability or loss under the DGCL. The Company intends to obtain such insurance.

         The Certificate of Incorporation also provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (which relates to unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

                             MANAGEMENT OF THE BANK

Directors of the Bank

         Upon completion of the Reorganization, the initial directors of the Bank will consist of those persons who currently serve on the Board of Trustees of the Bank. The directors of the Bank will have three year terms which will be staggered to provide for the election of approximately one-third of the board members each year. Directors of the Bank will be elected by the Company as sole stockholder of the Bank. The proposed directors of the Bank are as follows:

     Director              Age *                Occupation                       Director Since        Term Expires
     --------              -----                ----------                       --------------        ------------
Walter H. Ingalls ........  67         Retired Lumber Company President               1966              2001

J. Bruce Whittaker .......  55         President and Chief Executive Officer,         1987              1999
                                       Greene County Savings Bank

Richard J. Buck ..........  73         Retired Partner, Insurance Agency              1970              2000

Raphael Klein ............  71         Retired Movie Theater Owner                    1986              2000

Paul Slutzky .............  50         General Manager-Construction Company           1992              2001

Anthony Camera, Jr. ......  72         Retired President and Chief Executive          1986              2000
                                       Officer, Mutual Insurance Company

David H. Jenkins, DVM ....  44         Veterinarian/Owner-Catskill Animal Hospital    1996              2001

Dennis R. O'Grady ........  58         Pharmacist/Co-Owner-Mikhitarian Pharmacy       1981              1999
Martin C. Smith ..........  53         Employee-Main Bros. Oil Co., Inc.              1993              1999

--------------
*As of June 30, 1998

Executive Officers of the Bank

         The following table sets forth certain information (as of June 30, 1998) regarding the executive officers of the Bank, all of whom currently serve in their indicated position as executive officers of the Bank.

Name                                Age     Position
----                                ---     --------
J. Bruce Whittaker ................ 55      President and Chief Executive Officer

Bruce P. Egger .................... 49      Vice President and Secretary

Edmund L. Smith, Jr. .............. 55      Vice President and Treasurer

Daniel T. Sager ................... 44      Vice President-Lending

         The executive officers of the Bank will be elected annually and will hold office until the next annual meeting of the board of directors of the Bank held immediately after the annual meeting of stockholders of the Bank, and until their successors are elected and qualified, or until death, resignation, retirement or removal by the board of directors.

Biographical Information

         Trustees/Directors of the Bank

         J. Bruce Whittaker is President and Chief Executive Officer of the Bank, and has served in that position since 1987. Mr. Whittaker has been affiliated with the Bank in various capacities since 1972. Mr. Whittaker was appointed to the Board of Trustees in 1987.

         Walter H. Ingalls is the Chairman of the Board. Mr. Ingalls is retired. Prior to his retirement, Mr. Ingalls was the President of the GNH Lumber Co., a lumber company located in Norton Hill, New York.

         Richard J. Buck is retired. Prior to his retirement he was a partner with Grossman Agency, a general insurance agency in Catskill, New York

         Raphael Klein is retired. Prior to his retirement he was the co-owner of Klein Theaters, a movie theater chain in Hudson, New York.

         Paul Slutzky is the General Manager of I. & O. A. Slutzky Constr. Co., a construction company located in Hunter, New York.

         Anthony Camera, Jr. is retired. Prior to his retirement, he was President of Commercial Mutual Insurance Co., an insurance company in Catskill, New York.

         David H. Jenkins, DVM is a veterinarian and the owner of Catskill Animal Hospital, Catskill, New York.

         Dennis R. O'Grady is a pharmacist and the co-owner of Mikhitarian Pharmacy located in Catskill, New York.

         Martin C. Smith is currently employed by Main Bros. Oil Co.,
         Inc., and is the former owner of R.E. Smith Fuel Company, which was purchased by Main Bros. Oil Co., Inc., located in Albany, New York.

         Executive Officers of the Bank Who Are Not Directors

         Bruce P. Egger has served as Vice President and Secretary of the Bank since 1987 and has been affiliated with the Bank in various capacities since 1977. Prior to that time, Mr. Egger worked in the retail trade.

         Edmund L. Smith, Jr., has served as Vice President and Treasurer of the Bank since 1988 and has been affiliated with the Bank in various capacities since 1975. Prior to that time, Mr. Smith was the bursar of Columbia-Greene Community College.

         Daniel T. Sager has served as Vice President-Lending of the Bank since 1995 and has been affiliated with the Bank in various capacities since 1987. Prior to that time, Mr. Sager was employed as branch manager for a commercial bank.

Meetings and Committees of the Bank's Board

         The Board of Trustees of the Bank meets monthly and may have additional special meetings as may be called by the Chairman or as otherwise provided by law. During the year ended June 30, 1998, the board held 13 meetings. No trustee attended fewer than 75% in the aggregate of the total number of meetings of the board or board committees on which such trustee served during 1997. The Board of Trustees of the Bank has the following standing committees: Audit Committee, Personnel Committee, Appraisal and Loan Committee, Re-Inspection Committee and Executive Committee.

Board of Directors and Committees of the Company after the Reorganization

         Following the Reorganization, the board of directors of the Company is expected to meet monthly, or more often as may be necessary. The board of directors initially is expected to have a standing executive committee and an audit committee. The board of directors may, by resolution, designate one or more additional committees.

         The executive committee initially will consist of the following six directors of the Company: Messrs. Buck, Ingalls, Klein, Slutzky, Whittaker and Smith. The executive committee is expected to meet as necessary when the board is not in session to exercise general control and supervision in all matters pertaining to the interests of the Company, subject at all times to the direction of the board of directors. The executive committee may also serve as the nominating committee for the purpose of identifying, evaluating and recommending potential candidates for election to the board.

         The audit committee initially will consist of the following four directors of the Company: Messrs. Ingalls, Camera, Jenkins and O'Grady. The audit committee is expected to meet at least quarterly to examine and approve the audit report prepared by the independent auditors of the Bank, to review and recommend the independent auditors to be engaged by the Company, to review the internal audit function and internal accounting controls of the Company, and to review and approve audit policies.

Compensation of Trustees and Directors

         Directors of the Bank will receive an annual retainer of $6,000 and a fee of $500 per meeting for attendance at Board and Committee meetings. Directors of the Bank and the Company who are also employees of the Bank and the Company are not eligible to receive Board fees. Initially, no separate compensation will be paid to directors for service on the Board of Directors or Board committees of the Company.

--------------------------------------------------------------------------------

                             ADDITIONAL INFORMATION

--------------------------------------------------------------------------------

         The Bank has filed an Application with the Department with respect to the Reorganization. Pursuant to the rules and regulations of the Department, the Proxy Statement and Prospectus omit certain information contained in that Application. The Application may be examined at the office of the Department, 2 Rector Street, New York, New York, 10006, and at our administrative offices, at 425 Main and Church Streets, Catskill, New York, 12414 without charge. The Plan may be obtained without charge, together with the Restated Organization Certificate and Bylaws of the Stock Bank and the Certificate of Incorporation and Bylaws of Company, by contacting the Bank's Corporate Secretary at (518) 943-3700. In the alternative, please sign, complete and return the enclosed postage-prepaid Information Request Card by __________, 1998, and the Bank will provide you with a copy of the Plan. You do not need to return the Information Request Card to vote on the Reorganization. Copies of the Independent Valuation are available for inspection at each of the Bank's offices.

         This Proxy Statement does not include all of the information regarding the Reorganization and Offering that is set forth in the Prospectus, which is enclosed with this Proxy Statement. The following sections of the Prospectus are specifically incorporated into this Proxy Statement by reference hereto:

         PROSPECTUS SECTION                                                          PAGE IN PROSPECTUS
         ------------------                                                          ------------------
         SELECTED FINANCIAL DATA.................................................
         RECENT DEVELOPMENTS.....................................................
         RISK FACTORS............................................................
         GREENE COUNTY SAVINGS BANK..............................................
         REGULATORY CAPITAL COMPLIANCE...........................................
         USE OF PROCEEDS.........................................................
         CAPITALIZATION..........................................................

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


         PRO FORMA DATA..........................................................
         THE REORGANIZATION AND OFFERING.........................................
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL.......................
            CONDITION AND RESULTS OF OPERATIONS..................................
         BUSINESS OF THE COMPANY.................................................
         BUSINESS OF THE BANK....................................................
         FEDERAL AND STATE TAXATION..............................................
         REGULATION..............................................................
         MANAGEMENT OF THE BANK..................................................
         DESCRIPTION OF CAPITAL STOCK OF THE COMPANY.............................
         CONSOLIDATED FINANCIAL STATEMENTS.......................................       F-1


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                                  OTHER MATTERS

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         The Board of Trustees is not aware of any business to come before the
Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting (which matters are expected to consist of procedural matters and a vote to adjourn the Meeting, if necessary), it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                            BY ORDER OF THE BOARD OF TRUSTEES



                                            Secretary

Catskill, New York
__________, 1998

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                 YOUR BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE
                   FOR APPROVAL OF THE PLAN BY COMPLETING THE
              ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED
                   POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.
                           YOUR VOTE IS VERY IMPORTANT
--------------------------------------------------------------------------------

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